Item 26.  Exhibit (d) i.

Massachusetts Mutual Life Insurance Company

Springfield, MA 01111-0001

Group Flexible Premium Variable Adjustable Life Insurance Policy

POLICYHOLDER	[SMITH & JONES]
INSURER	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
EFFECTIVE DATE	[JANUARY 1, 2015]
STATE OF ISSUE	[STATE]
POLICY NUMBER	[0 000 000]

This Group Flexible Premium Variable Adjustable Life Insurance Policy (“Policy”) is issued to the Policyholder named above. It is a legal contract between the Policyholder and us. Massachusetts Mutual Life Insurance Company agrees to pay the benefits set forth in this Policy, subject to all terms, condition, and limitations of the Policy. This agreement is made in return for any required applications and the payment of premiums as stated in this Policy. In this Policy, the words “we,” “us,” and “our” refer to Massachusetts Mutual Life Insurance Company.

This Policy is delivered in the state named above. That jurisdiction’s laws shall govern this Policy.

The Effective Date of this Policy is shown above. On that date, this Policy takes effect at 12:01 a.m. standard time at the Policyholder’s principal place of business.

Signed for Massachusetts Mutual Life Insurance Company.

Sincerely yours,

[ /s/ Roger W. Crandall ]	[ /s/ Pia Flanagan ]

President	Secretary

Group Flexible Premium Variable Adjustable Life Insurance Policy

This Policy and any riders are Non-Participating

No Annual Dividends Will Be Paid

GVULPM-2015

[page break]

DEFINITIONS	1

GENERAL PROVISIONS	2

Entire Contract	2

Eligibility	2

Effective Date	2

Representations And Contestability	2

Premium Payments	2

POLICYHOLDER REQUIREMENTS	3

Policyholder Obligations	3

Inspection Of Policy	3

Delivery Of Certificates	3

POLICY CHANGES, TERMINATIONS AND REINSTATEMENT	3

Who May Change This Policy	3

When Policy Changes Are Effective	3

Termination Of The Policy	4

Continuation Of Insurance Coverage	4

When Policy May Be Reinstated	4

CERTIFICATE PROVISIONS MADE A PART OF THE POLICY	4

GVULPM-2015

[page break]

DEFINITIONS

Administrative Office - Our Administrative Office is in located at Massachusetts Mutual Life Insurance Company, [1295 State Street, Springfield, Massachusetts 01111-0001], or any such other address as we may designate in the future.

Certificate - The Group Flexible Premium Variable Adjustable Life Insurance Certificate issued to each Owner that sets forth the terms of the life insurance coverage issued under this Policy.

Employee - An employee, member, partner, or director of the Policyholder, whom the Policyholder has determined is eligible for coverage under the Policy.

Insured - The insured is the person whose life is insured under a Certificate.

Massachusetts Mutual Life Insurance Company, we, us or our - The insurer that issues this Policy and the Certificates.

Monthly Calculation Date - The date on which monthly charges for the Certificates are due. The first Monthly Calculation Date is the “Certificate Date,” as shown in the Certificate Specifications of each Certificate. Subsequent Monthly Calculation Dates are the same day of each month thereafter.

Owner - The person who owns a Certificate, as shown on our records.

Policy - The Group Flexible Premium Variable Adjustable Life Insurance Policy issued to the Policyholder.

Policyholder, you, your and yours - The employer or sponsoring organization who purchases the Policy on behalf of its Employees and is shown on the front page of this Policy.

GVULPM-2015	1

[page break]

GENERAL PROVISIONS

Entire Contract

This Policy is a legal contract between the Policyholder and us.

The entire contract consists of:

•	This Policy and the application for it;
•	The Certificates and the applications for the Certificates;
•	All rider(s) or endorsement(s) attached to the Certificates, or otherwise issued under this Policy, and all applications therefor; and
•	All supplemental application(s), including without limitation all applications to increase a Certificate’s face amount(s) and/or to change a Certificate’s death benefit option.

We have issued this Policy in return for the application for it. We will issue Certificates in return for the applications and payment of premiums for them.

Eligibility

The requirements to be eligible for insurance under this Policy are set forth by the Policyholder and are subject to our approval.

Effective Date

The effective date of this Policy is shown on the front cover of this Policy.

Representations And Contestability

We rely on any statements made in the application for this Policy. Such statements are considered to be representations and not warranties. We reserve the right to bring legal action to contest the validity of the insurance described in this Policy for any material misrepresentation of a fact made in the application, or in a supplemental application. We will not use any statement made in the application for the Policy, except fraudulent statements, to contest the validity of the Policy after the Policy has been in force for two years from its effective date.

Premium Payments

Premiums are due and payable for any Certificate as set forth in the Certificate. All premiums are payable to us at our Administrative Office or at the place shown for payment on the premium notice.

[If premiums are paid by the Policyholder and we are provided with an accurate electronic data feed of the payments details in a format acceptable to us, we will provide the following payment to the Policyholder or to the benefits administrator on behalf of the Policyholder:

•	For premiums paid no more frequently than monthly, a payment of [$.50] per Certificate per premium payment; and
•	For premiums paid more frequently than monthly, a payment of [$.50] per Certificate per month.]

GVULPM-2015	2

[page break]

POLICYHOLDER REQUIREMENTS

Policyholder Obligations

Policyholder obligations include, but are not limited to, the following:

•	Provide us with any and all information we determine to be necessary for the enrollment of your Employees.
•	Provide us with all data necessary to generally administer this Policy and the Certificates.
•	Cooperate fully with us in preparing and/or delivering any communications and/or notices to your Employees regarding this insurance.
•

Maintain records of all premiums paid by you, and any premiums paid by payroll deduction, while this Policy is in force and for two years following the termination date. You must allow us the opportunity to examine these records at any reasonable time during normal business hours.

Inspection Of Policy

You must make this Policy available for inspection by your Employees at all reasonable times during normal business hours.

Delivery Of Certificates

We will send Certificates directly to the Owners.

POLICY CHANGES, TERMINATIONS AND REINSTATEMENT

Who May Change This Policy

The terms of this Policy may be changed at any time by written agreement between you and us. Only our Secretary or an Assistant Secretary may make any changes to this Policy. No agent or Policyholder has authority to change this Policy or to waive any of its provisions. All changes are subject to the laws of the governing jurisdiction.

When Policy Changes Are Effective

Unless agreed otherwise in writing, the effective date of any change in benefits will be the Monthly Calculation Date that next follows the date we send notice to you of the change in benefits.

GVULPM-2015	3

[page break]

Termination Of The Policy

This Policy will terminate upon the earliest of the following events:

•	The Policyholder gives us 60 days advance written notice requesting that the Policy be terminated;
•	We give the Policyholder 60 days advance written notice of our intent to terminate the Policy;
•

We give the Policyholder 31 days advance written notice of our intent to terminate the Policy for your failure to comply with any terms of the Policy, or your failure to comply with, or cooperate with us in satisfying, the requirements of any applicable law or regulation pertaining to this insurance; or

•	The date the insurance coverage ends for the last remaining Insured under this Policy.

If the Policy is terminated, we will send a notice of such termination to each Owner of record, at the Owner’s last known address.

No new Certificate(s) will be issued after the date of termination.

Continuation Of Insurance Coverage

If this Policy terminates, or if an Insured ceases to be eligible for coverage under this Policy, any insurance then in effect under a Certificate will continue in force, subject to the terms of the Certificate.

When Policy May Be Reinstated

At our sole discretion, we may reinstate the Policy following termination, if requested to do so by the Policyholder.

CERTIFICATE PROVISIONS MADE A PART OF THE POLICY

The remainder of this Policy consists of the provisions that appear in the Certificate (including any rider(s) or endorsement(s)) that describe the insurance made available to your Employees under this Policy.

GVULPM-2015	4

[page break]

Massachusetts Mutual Life Insurance Company

Springfield, MA 01111-0001

Group Flexible Premium Variable Adjustable Life Insurance Policy

Notice Of Annual Meeting

The Group Policy is hereby notified that by virtue of this Group Policy he, she or it is a member of Massachusetts Mutual Life Insurance Company and is entitled to vote either in person or by proxy at any and all meetings of said Company. The annual meetings are held at its Home Office, in Springfield, Massachusetts, on the second Wednesday of April in each year at 2 o’clock p.m.

GVULPM-2015